Filed pursuant to Rule 424(b)(3)
File No. 333-185961

UNITED STATES 12 MONTH NATURAL GAS FUND, LP

Supplement dated May 15, 2013

to

Prospectus dated April 29, 2013

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of United States 12 Month Natural Gas Fund, LP (“US12NG”) dated April 29, 2013. Please read it and keep it with your Prospectus for future reference.

The first paragraph of the “Marketing Agent and Authorized Purchasers” section on page 58 of the Prospectus is amended by adding the following sentence to the end of the first paragraph:

“Additional underwriting compensation of $76,786 will be paid by the General Partner.”